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                                                                    Exhibit 99.4

                        INRANGE TECHNOLOGIES CORPORATION

                          2000 STOCK COMPENSATION PLAN

                             STOCK OPTION AGREEMENT

                           FORM OF REPLACEMENT OPTION

Optionee:         ______________

Date of Grant: _______, 20__                    Expiration Date: _______, 20__

Number of Option Shares: ______________              Option Price: $___________

This Option is:

       ____ An Incentive Stock Option                __ A Nonqualified Option

THIS AGREEMENT is made on and as of the Date of Grant set forth above between INRANGE Technologies Corporation, a Delaware Corporation (the "Company"), and the Optionee named above pursuant to the provisions of the INRANGE Technologies Corporation 2000 Stock Compensation Plan (the "Plan"). If not otherwise defined in this Agreement, capitalized terms used herein have the meanings set forth in the Plan. The parties hereto agree as follows:

1. The Company hereby grants to the Optionee an Option to purchase the number of shares of Common Stock set forth above at the Option Price set forth above, in the manner and subject to the terms and conditions of the Plan and this Agreement.

2. Subject to the following provisions of this Agreement, the Optionee may exercise this Option as to all shares, but in no event later than the close of business on the Expiration Date set forth above. This Option may be exercised in whole or in part, but not for less than fifty (50) shares of Common Stock at any one time, unless fewer than (50) shares then remain subject to the Option and the Option is then being exercised as to all such remaining shares.

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3. This Option is granted with the right to receive nonqualified replacement options ("Replacement Options") in accordance with Section 7.11 of the Plan and the terms of this Agreement. A Replacement Option shall be granted upon the exercise of any portion of the Option (including any Replacement Options granted under this paragraph 3) if either (i) previously-owned shares of Mature Common Stock are surrendered (whether by delivery or attestation) in payment of the Option Price or tax withholding, or (ii) shares of Common Stock otherwise issuable upon such exercise are withheld to satisfy minimum tax withholding, subject to the following:

                  1) The number of shares of Common Stock subject to the Replacement Option shall be the number of shares of Common Stock surrendered or withheld;

                  2) The Option Price of the Replacement Option shall be the Fair Market Value of a share of Common Stock on the date the Replacement Option is granted; and

                  3) The Replacement Option shall be fully vested and shall expire on the Expiration Date set forth above.

Upon exercise of a Replacement Option, the Optionee shall also be eligible to receive a Replacement Option. A Replacement Option will not be granted upon the exercise of an Option, including a Replacement Option, unless the Fair Market Value of a share of Common Stock on the date of exercise is at least twenty-five (25%) higher than the Option Price of such exercised Option or Replacement Option, as applicable. For purposes of the following provisions of this Agreement, the term Option shall also refer to Replacement Options.

4. If without having fully exercised this Option, the Optionee shall die, then this Option shall be exercisable in its entirety, by such person or persons who shall have acquired the Optionee's rights hereunder by will or the laws of descent and distribution, for a period ending on the earlier of (a) the date which is twelve (12) months after the date of the Optionee's death or (b) the Expiration Date.

5. If without having fully exercised this Option, the Optionee's employment with the Company (or a Subsidiary of the Company if the Optionee is then in the employ of such Subsidiary) is terminated by reason of retirement or disability (each as defined under applicable rules of the Company), then the Optionee shall have the right to exercise this Option for a period ending on the earlier of (a) the second anniversary of Optionee's termination of employment or (b) the Expiration Date. If such termination occurs prior to the third anniversary of the Date of Grant and prior to Optionee having achieved a total of five or more years of service with the Company and/or SPX Corporation, then this Option shall be exercisable, for the said period, only as to the number of shares as to which Option was, at the date of termination of employment, already exercisable pursuant to paragraph 2, above.

6. If without having fully exercised this Option, the Optionee's employment with the Company (or a Subsidiary of the Company if Optionee is then in the employ of such Subsidiary) is terminated for reasons other than the Optionee's retirement, death or disability, then the Optionee shall have the right to exercise this Option but only as to the number of shares as to which the Option was, at the date of termination, already exercisable pursuant to paragraph 2, above; and

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such right shall expire on the earlier of (a) the ninetieth day after the
Optionee's date of termination or (b) the Expiration Date. Any portion of the Option that is not exercisable on the date of such termination of employment shall be forfeited.

7. If without having fully exercised this Option, the Optionee directly or indirectly owns, manages, operates, joins, controls, becomes employed by or participates in the management, operation or control of any business which is competitive with the business of the Company or any of its Subsidiaries without the prior written consent of the Company, the Optionee's rights hereunder shall be forfeited.

8. In consideration for this Option, Optionee agrees, during the term of his or her employment with the Company and thereafter: (a) not to disclose any confidential or proprietary information of the Company (which shall include any business unit, division, subsidiary or affiliate thereof), or any entity acquired by the Company, to any person, firm, corporation, association or other entity for any reason or purpose whatsoever; (b) not to use or make use of any such confidential or proprietary information for his or her purpose or for the benefit of any person, firm, corporation or other entity except the Company; (c) promptly return to the Company, and not keep or deliver to any person, firm, corporation, association, or other entity, all manuals, letters, notes, notebooks, price lists, customer lists, reports and copies thereof and all written materials relating to the Company's business which are in his or her possession or control; (d) for a period of three months following termination of employment with the Company, not to solicit, divert or attempt to divert from the Company, any customer or prospective customer of the Company; and, (e) for a period of two years following termination of employment with the Company, not to solicit, divert or attempt to divert from the Company, any employee or prospective employee of the Company.

For purposes of this Agreement, the term "confidential" or "proprietary information" means, but is not limited to, Company: trade secrets, manufacturing costs, existing or potential customers, customer lists, employees, potential employees, market studies, market plans and strategies, pricing formulas, financial information, new product plans, product manufacturing methods, sources of supply and manufacturing services, payroll and other confidential employee matters, formulas and methods, books and records and private processes, and other information relating to the Company's business, as such may exist from time to time. The terms "prospective customer" and "prospective employee" mean, respectively, a potential customer or a potential new hire of the Company that, at the time of termination of the Optionee's employment, was being actively solicited by the Company.

On any default by Optionee in the performance of these obligations, the Optionee's rights hereunder shall be forfeited, and the Company shall have in addition the right to specific performance, injunctive relief and any and all other remedies and rights available to it at law or in equity, and such rights and remedies shall be cumulative. Optionee agrees: (a) to pay the Company's actual costs and attorney fees in any action taken to enforce this Agreement; and (b) that the duration of any post-termination obligation contained in this Agreement shall be extended by the length of time during which Optionee is in breach of that provision.

9. Except as may be permitted by the Committee, this Option is non-transferable and non-assignable and may be exercised only by the Optionee during the Optionee's lifetime.

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10. If there is any change in the Common Stock of CNT through the declaration of stock dividends or through recapitalization resulting in stock split-ups or through merger, consolidation or exchange of shares, or otherwise, the number of shares of Common Stock subject to this Option and the Option Price shall be equitably adjusted by the Committee.

11. The Option may be exercised by giving written notice to CNT at its executive offices addressed to the attention of its Secretary. Such notice (a) shall be signed by the Optionee or the Optionee's legal representative, (b) shall specify the number of full shares then elected to be purchased, (c) unless a Registration Statement under the Securities Act of 1933 is in effect with respect to the shares to be issued, shall contain a representation that the shares of Common Stock are being acquired for investment and with no present intention of selling or transferring them and that the holder will not sell or otherwise transfer the shares except in compliance with all applicable securities laws and requirements of any stock exchange upon which the shares of Common Stock may then be listed, (d) shall be accompanied by payment in full of the Option Price of the shares to be purchased and the Optionee's copy of this Agreement and (e) if required by the Committee pursuant to this paragraph, shall be accompanied by an executed stockholder's agreement. Payment may be made in cash, certified or cashier's check payable to the order of the CNT, by exchanging or attesting to the ownership of whole shares of Mature Common Stock based on the Fair Market Value of such shares on the date that notice of exercise is given, in a combination of the foregoing, or in any other manner then permitted by the Committee, subject to such rules as the Committee may establish. If permitted by the Committee at the time of exercise, payment of the Option Price and tax withholding may be made through use of a cashless exercise program established with a broker. As promptly as practicable after receipt of such notice and payment, the Company shall cause to be issued and delivered to the Optionee or the Optionee's legal representative, as the case may be, certificates for the shares of Common Stock so purchased which may, if appropriate, be endorsed with a restrictive legend similar to that set forth in
Section 9.5 of the Plan or a legend that may be required by an applicable stockholder's agreement. If the Option shall have been exercised in full, the Agreement shall be canceled and retained by the Company; otherwise it shall be appropriately endorsed to reflect the partial exercise of the Option and returned to the Optionee.

12. Neither the Optionee nor any other person shall have any rights as a stockholder of CNT with respect to the shares of Common Stock subject to this Agreement until such time as the Option Price has been paid and the shares have been issued and delivered to the Optionee or such other person.

13. This Agreement shall not confer upon the Optionee any right to continuation of employment by the Company or its Subsidiaries, nor shall this Agreement interfere in any way with the Company's or its Subsidiaries' right to terminate the Optionee's employment at any time.

14. This Agreement and the rights of the Optionee hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall

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be binding upon the Optionee. Any inconsistency between this Agreement and the
Plan shall be resolved in favor of the Plan.

IN WITNESS WHEREOF, the parties have caused this Option Agreement to be executed as of the Date of Grant.

                                                INRANGE TECHNOLOGIES CORPORATION

                                     BY ________________________________________

                                                                        OPTIONEE

                                     ___________________________________________

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